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                                                                    Exhibit 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated August 18, 1999 (except for the matters discussed in Note 21, as to which the date is October 22, 1999) included in The News Corporation Limited's Form 20-F for the year ended June 30, 1999 and our report dated August 16, 2000 (except for the matters discussed in Note 21, as to which the date is October 27, 2000) included in The News Corporation Limited's Form 6-K dated October 30, 2000 containing The News Corporation Limited's audited consolidated financial statements for the year ended June 30, 2000 and to all references to our Firm included in this registration statement.

                                          /s/ ARTHUR ANDERSEN

Sydney, Australia
November 30, 2000